                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                  Applix, Inc.
                (Name of Registrant as Specified In Its Charter)

                                  Applix, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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

                                  APPLIX, INC.
                               112 TURNPIKE ROAD
                       WESTBORO, MASSACHUSETTS 01581-2831

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                             ON FRIDAY, MAY 5, 2000

     The Annual Meeting of Stockholders of Applix, Inc. (the "Company") will be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts on Friday, May 5, 2000 at 10:00 a.m., local time, to consider and act upon the following matters:

          1. To elect two Class III Directors for a term of three years.

          2. To approve an amendment to the Company's 1994 Equity Incentive Plan, providing for an increase from 3,490,157 to 4,490,157 in the number of shares of Common Stock issuable thereunder.

          3. To approve the Company's 2000 Director Stock Option Plan.

          4. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the current fiscal year.

          5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 17, 2000 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

                                            By Order of the Board of Directors,

                                            Patrick J. Rondeau, Clerk

Westboro, Massachusetts
April 3, 2000

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                  APPLIX, INC.
                               112 TURNPIKE ROAD
                       WESTBORO, MASSACHUSETTS 01581-2831

                                PROXY STATEMENT

             FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 5, 2000

                                  INTRODUCTION

GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Applix, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on May 5, 2000, and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders' instructions, and, if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Clerk of the Company or by voting in person at the Annual Meeting.

     The Company's Annual Report for the fiscal year ended December 31, 1999 is being mailed to stockholders, along with these proxy materials, on or about April 3, 2000.

QUORUM REQUIREMENT

     At the close of business on March 17, 2000, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 11,252,833 shares of Common Stock of the Company, constituting all of the outstanding voting stock of the Company. Holders of Common Stock are entitled to one vote per share.

     The holders of a majority of the number of shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares that abstain or otherwise do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

VOTES REQUIRED

     The affirmative vote of the holders of a plurality of the votes cast by the holders of Common Stock is required for the election of directors. The affirmative vote of the holders of a majority of the votes represented by the shares of Common Stock present and voting on the matter is required for the approval of the amendment to the 1994 Equity Incentive Plan, the approval of the 2000 Director Stock Option Plan and the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the current fiscal year.

     Shares that abstain from voting as to a particular matter, and shares held in "street name" by a broker or nominee that indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, will not be voted in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or the shares voting on that matter (such as the election of Class III Directors, the approval of the amendment to the 1994 Equity Incentive Plan, the approval of the 2000 Director Stock Option Plan and the ratification of the selection of independent auditors).

BENEFICIAL OWNERSHIP OF VOTING STOCK

     The following table sets forth the beneficial ownership of the Company's Common Stock as of December 31, 1999 (1) by each holder of 5% or more of the Company's outstanding Common Stock, (2) by each director, (3) by each of the executive officers named in the Summary Compensation Table set forth below (the "Named Executive Officers") and (4) by all current directors and executive officers as a group.

                                                              NUMBER OF SHARES     PERCENTAGE OF
                                                                BENEFICIALLY        OUTSTANDING
                                                                  OWNED(1)        COMMON STOCK(2)
                                                              ----------------    ---------------
5% Holders
Brad Fire(3)................................................     1,000,000             8.97%

Directors
Jitendra S. Saxena(4).......................................       496,616             4.36%
Paul J. Ferri(5)............................................        32,840                *
Alain J. Hanover(6).........................................        26,168                *
David C. Mahoney(7).........................................        22,834                *

Other Named Executive Officers
Barry Zane(8)...............................................        54,900                *
Edward Terino(9)............................................        35,000                *
Craig Cervo(10).............................................        58,734                *
James J. Waldron............................................           542                *
All current directors and executive officers as a group (9
  persons)(11)..............................................       850,090             7.38%

---------------
   * Less than 1%.

 (1) Each person has sole investment and voting power with respect to the shares indicated as beneficially owned, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. In accordance with Securities and Exchange Commission ("SEC") rules, each person listed is deemed to beneficially own any shares issuable upon the exercise of stock options held by him or her that were exercisable on December 31, 1999 or within 60 days after December 31, 1999; any reference in these footnotes to options refers only to such options.

 (2) Number of shares deemed outstanding includes 11,151,836 shares outstanding as of December 31, 1999, plus any shares subject to outstanding stock options held by the person or group in question.

 (3) Based on representations made to the Company by Mr. Fire on January 28, 2000.

 (4) Includes 219,600 shares subject to stock options held by Mr. Saxena.

 (5) Includes 25,834 shares subject to stock options held by Mr. Ferri.

 (6) Includes 5,000 shares subject to stock options held by Mr. Hanover.

 (7) Comprised of 22,834 shares subject to stock options held by Mr. Mahoney.

 (8) Includes 25,500 shares subject to stock options held by Mr. Zane.

 (9) Comprised of 10,000 shares subject to stock options held by Mr. Terino.

(10) Comprised of 58,734 shares subject to stock options held by Mr. Cervo.

(11) Includes a total of 367,502 shares subject to stock options held by the current directors and executive officers as a group.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently two Class I Directors, whose terms expire at the 2001 Annual Meeting of Stockholders; one Class II Director, whose term expires at the 2002 Annual Meeting of Stockholders; and one Class III Director, whose term expires at this Annual Meeting of Stockholders (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal).

     The persons named in the enclosed proxy will vote to elect each of David C. Mahoney and Peter Gyenes as Class III Directors, unless authority to vote for the election of the nominees is withheld by marking the proxy to that effect. Mr. Mahoney is currently Class III Director of the Company and Mr. Gyenes has been nominated as Class III Director by the Board of Directors. Each of Mr. Mahoney and Mr. Gyenes has indicated his willingness to serve, if elected, but if either person should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors. Proxies may not be voted for a greater number of persons than the number of nominees named herein.

     Set forth below are the names and certain information with respect to each director of the Company, including the nominees for Class III Directors.

Class I Directors (holding office for a term expiring at the 2001 Annual
Meeting):

     Mr. Ferri, age 61, has been a director of the Company since its inception in 1983. He has been the managing general partner of Matrix Partners, a venture capital firm, since 1982. Mr. Ferri also serves as a director of Sycamore Networks, Inc.

     Mr. Saxena, age 54, is a founder of the Company and has been a director and Chief Executive Officer of the Company since its inception in 1983. Mr. Saxena has served as Chairman of the Company since April 1997, and served as its President from its inception until April 1997, and from July 1997 to present

Class II Director (holding office for a term expiring the 2002 Annual Meeting):

     Mr. Hanover, age 51, has been a director of the Company since July 1992. He has been the President and Chief Executive Officer of InCert Software Corp., a computer software development and distribution company, since October 1997. Mr. Hanover served as Chairman of the Board of Directors and Chief Executive of Viewlogic Systems, Inc., an engineering software company, from 1984 until May 1997.

Class III Directors (in the case of Mr. Mahoney, holding office for a term expiring at this Annual Meeting; each nominated for a term expiring at the 2003 Annual Meeting):

     Mr. Mahoney, age 55, has been a director of the Company since October 1992. Mr. Mahoney has been Chief Executive Officer of Dataware Technologies, Incorporated since January 1999. Mr. Mahoney served as President and Chief Executive Officer of Sovereign Hill Software, Inc. from January 1998 to December 1998, when it merged with Dataware Technologies. He served as president of Falcon Group Consulting from May 1997 to January 1998. He has been a director of Banyan Systems, Inc., a networking software company, since 1983. Mr. Mahoney served as Banyan's Chairman of the Board and Chief Executive Officer from 1983 until May 1997.

     Mr. Gyenes, age 54, served at Ardent Software, Inc. as Chairman, President and Chief Executive Officer from April 1997 until the sale of Ardent to Informix Software in March 2000. He served as Ardent's Executive Vice President of Worldwide Sales and International Operations from May 1996 to March 1997. Mr. Gyenes served as President and CEO of Racal InterLan, Inc. from April 1995 to May 1996. Mr. Gyenes is a member of the Board of Directors of Informix Software, Cornerstone Internet Solutions and Axis Computer Systems, a software supplier for manufacturing companies. Mr. Gyenes is also a member of the Board of Trustees of the Massachusetts Software and Internet Council.

BOARD AND COMMITTEE MEETINGS

     The standing Audit Committee of the Board of Directors is responsible for reviewing financial reports, accounting procedures and the scope and results of the annual audit of the Company's financial statements. The Audit Committee met once during 1999. The current members of the Audit Committee are Messrs. Saxena, Ferri and Hanover.

     The standing Compensation Committee of the Board of Directors is responsible for reviewing compensation issues and making decisions concerning the compensation (including stock option grants) of the Company's executive officers. The Compensation Committee met once during 1999. The current members of the Compensation Committee are Messrs. Ferri and Mahoney.

     The Board of Directors met six times during 1999, and acted twice by written consent in lieu of a meeting. Each director attended at least 75% of the aggregate number of Board meetings and the number of meetings held by all committees on which he then served.

COMPENSATION OF DIRECTORS

     Except as described below, directors of the Company do not receive compensation for their services as directors, but outside directors are reimbursed for expenses incurred in connection with attendance at Board meetings. The Company may in the future adopt a compensation policy for outside directors.

     Through January 1, 2000, each director of the Company who was not an employee of the Company was eligible to receive options pursuant to the 1996 Director Stock Option Plan, as amended (the "1996 Director Plan"). Pursuant to the 1996 Director Plan, (1) each outside director received an option to purchase 2,500 shares of Common Stock on May 10, 1996, the date of approval of the 1996 Director Plan by the stockholders of the Company and (2) each outside director received an option to purchase 2,500 shares of Common Stock on February 15 of 1997 and 1998 and January 1 of 1999 and 2000. Upon approval of the 2000 Director Stock Option Plan (the "2000 Director Plan") by the stockholders at this Annual Meeting (1) each outside director shall receive an option to purchase 1,500 shares of Common Stock on the date of such approval, (2) each outside director shall receive an option to purchase 4,000 shares of Common Stock on January 1 of each year beginning 2001, so long as he or she continues to serve as a director and provided he or she attended at least 75% of the meetings of the Board or any committees on which he or she served in the preceding year and (3) each outside director initially elected to the Board after the adoption of the 2000 Director Plan will receive an option to purchase 10,000 shares of Common Stock upon such director's initial election to the Board. Such options have an exercise price equal to the fair market value of the Common Stock on the date of grant; become exercisable on the first anniversary of the date of grant (or upon an earlier change in control of the Company), provided the optionee continues to serve as a director of the Company on such date; and expire seven years from the date of grant or 90 days after the optionee ceases to serve as a director.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following Summary Compensation Table sets forth certain information concerning the compensation for each of the last three fiscal years of (1) the CEO of the Company, (2) the three most highly compensated executive officers other than the CEO whose total annual salary and bonus exceeded $100,000 and who were serving as executive officers at the end of 1999, and (3) one executive officer who would have been among the four most highly compensated executive officers other than the CEO had he been serving at the end of 1999.

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                     ----------------
                                                                                        AWARDS(2)
                                                         ANNUAL COMPENSATION(1)      ----------------
                                                       ---------------------------   NUMBER OF SHARES
                                                       FISCAL                        UNDERLYING STOCK
             NAME AND PRINCIPAL POSITION                YEAR     SALARY     BONUS       OPTIONS(3)
             ---------------------------               ------   --------   -------   ----------------
Jitendra S. Saxena...................................   1999    $250,000   $40,248        100,000
Chairman , Chief Executive Officer and President        1998    $220,000         0         80,000
                                                        1997    $205,000         0        254,000(4)
Edward Terino........................................   1999    $127,787   $ 6,708        140,000
Senior Vice President, Finance, Chief                   1998           0         0              0
Financial Officer and Treasurer(5)                      1997           0         0              0
Craig Cervo..........................................   1999    $165,000   $13,416         25,000
Vice President, Product Development                     1998    $155,000         0         30,000
                                                        1997     143,000                   97,800(6)
Barry M. Zane........................................   1999    $160,000   $13,416         15,000
Vice President, Technology                              1998     150,000         0         30,000
                                                        1997     143,000         0         91,000(7)
Jay Waldron..........................................   1999    $187,927         0              0
President and Chief Operating Officer(8)                1998     175,000         0         60,000
                                                        1997     150,000         0        196,000(9)

---------------
(1) Other compensation in the form of perquisites and other personal benefits has been omitted, in accordance with the rules of the SEC, as the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for each executive officer in each fiscal year covered.

(2) The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive plan payouts during any fiscal year covered.

(3) The option grants for 1997 include options originally granted in February 1997, intended to comprise part of the executive officers' overall compensation package for 1997, and grants in December 1997, intended to comprise part of the executive officers' overall compensation package for 1998.

(4) Includes options to purchase an aggregate of 204,000 shares of Common Stock that were granted in April 1997 in replacement of an option for 50,000 shares granted in February 1997 and options for a total of 154,000 shares granted in prior years.

(5) Mr. Terino joined the Company in April 1999.

(6) Includes options to purchase an aggregate of 72,800 shares of Common Stock that were granted in April 1997 in replacement of an option for 5,000 shares granted in February 1997 and options for a total of 67,800 shares granted in prior years.

(7) Includes options to purchase an aggregate of 66,000 shares of Common Stock that were granted in April 1997 in replacement of an option for 10,000 shares granted in February 1997 and options for a total of 56,000 shares granted in prior years.

(8) Mr. Waldron was employed by the Company through July 1999.

(9) Includes options to purchase an aggregate of 96,000 shares of Common Stock that were granted in 1997 in replacement of an option for 70,000 shares granted in February, 1997 and options for a total of 26,000 shares granted in prior years.

OPTIONS GRANTS

     The following table sets forth information regarding the granting of options during 1999 to the Named Executive Officers:

                                                                                              POTENTIAL
                                                     INDIVIDUAL GRANTS                    REALIZABLE VALUE
                                      ------------------------------------------------       AT ASSUMED
                                                   PERCENT OF                              ANNUAL RATES OF
                                      NUMBER OF      TOTAL                                   STOCK PRICE
                                        SHARES      OPTIONS                               APPRECIATION FOR
                                      UNDERLYING   GRANTED TO   EXERCISE                   OPTION TERM(2)
                                       OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION   -------------------
         EXECUTIVE OFFICER             GRANTED       IN FY      SHARE(1)       DATE        5%         10%
         -----------------            ----------   ----------   ---------   ----------   -------   ---------
Jitendra S. Saxena..................   100,000       9.6%        $14.00      01/01/07    569,941   1,328,204
Edward Terino.......................   100,000       9.6%          4.16      04/01/06    169,191     394,287
                                        40,000       3.8%         14.00      01/01/07    227,976     531,282
Craig Cervo.........................    25,000       2.4%         14.00      01/01/07    142,485     332,051
Barry M. Zane.......................    15,000       1.4%         14.00      01/01/07     85,491     199,231

---------------
(1) Options are incentive stock options, become exercisable over a five-year period and generally terminate three months following termination of the executive officer's employment with the Company or on the expiration date, whichever occurs earlier. The exercise price of each option is equal to the fair market value per share of the Common Stock on the date of grant.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The grants shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercises of stock options will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period, and the date on which the options are exercised.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information concerning each exercise of stock options during 1999 by the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1999:

                                                         ---------------------------
                                                              NUMBER OF SHARES
                            NUMBER OF                      UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                             SHARES                              OPTIONS AT               IN-THE-MONEY OPTIONS AT
                           ACQUIRED ON       VALUE             FISCAL YEAR-END             FISCAL YEAR-END(2):
          NAME              EXERCISE      REALIZED(1)    EXERCISABLE / UNEXERCISABLE    EXERCISABLE / UNEXERCISABLE
          ----             -----------    -----------    ---------------------------    ---------------------------
Jitendra S. Saxena.......    24,002               0             197,800/317,800            $2,723,388/$3,488,788
Edward Terino............         0               0              10,000/130,000               139,062/ 1,414,058
Craig Cervo..............    30,000         533,927              53,234/105,900               780,506/ 1,205,206
Barry Zane...............    67,366         685,710              18,000/ 94,500               199,125/ 1,181,344
James J. Waldron.........    89,000         453,225                   0/      0                    0/          0

---------------
(1) Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.

(2) Represents the fair market value of the Common Stock on December 31, 1999 ($18.0625 per share), less the option exercise price.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"), which throughout 1999 was comprised of two non-employee directors (Messrs. Ferri and Mahoney). The Committee is responsible for determining the salaries of, establishing bonus programs for, and granting stock options to, the Company's executive officers. In making decisions regarding executive compensation, the Committee receives and considers input from the Company's Chief Executive Officer.

     The Committee has three general goals in determining executive compensation. First, the Committee seeks to provide incentive for, and to reward, the attainment of objectives that inure to the benefit of the Company and its stockholders. Second, the Committee seeks to compensate executives in a manner that enables the Company to attract and retain talented executives who can contribute to the success of the Company. Third, the Committee seeks to set the compensation of each executive at a level that it believes is fair, based on both the executive's relative contribution to the Company and the compensation levels of similarly situated executives in comparable companies.

     The Company's executive compensation consists of three principal elements: salary, bonuses and stock option grants.

     In establishing base salaries for executive officers, the Committee considers numerous factors such as the executive's responsibilities, the executive's importance to the Company, the executive's performance in the prior year, historical salary levels of the executive, and the salaries of executives at certain other companies whose business and/or financial situation is similar to that of the Company. To the extent it deems it appropriate, the Committee also considers general economic conditions within the area and within the industry. The base salaries of each of the Company's four executive officers at the beginning of 1999 represented an approximately 11% increase over their base salaries for 1998.

     The Committee believes that it is important to tie a significant portion of the compensation of executive officers to the attainment of corporate success, thus aligning the objectives and rewards of Company executives with those of the stockholders of the Company. For 1999, the Committee established a bonus program for executive officers that was based 50% on operating income goals and 50% on profitability goals. Of the total amount of the bonus, 25% was tied to achievement of the goals in the first half of 1999, 25% was tied to achievement of the goals in the second half of 1999, and 50% was tied to achievement of the goals for the entire year. Under this program, each executive officer was assigned a target bonus, which ranged from $50,000 to $150,000 (in the case of Mr. Saxena). If the Company's operating income for 1999 was less than 80% of the operating income in the Company's 1999 operating plan, none of the target bonus would be paid to any executive. If the Company's operating income for 1999 was at least 80% of its targeted operating income, each executive officer would receive such percentage of each portion of his target bonus as was equal to the Company's operating income or revenues as a percentage of target operating income or revenues, as the case may be (e.g., if the Company's operating income was 105% of target operating income, each executive would receive 105% of the portion of his target bonus that was tied to operating income). Based on 1999 performance, bonuses of 107% of the target bonuses for the first half of 1999 were paid to each executive officer and no bonuses were paid for the second half of 1999 or the full year.

     The Committee also uses stock options as a significant element of the compensation package of executive officers, because it believes options provide an incentive to executives to maximize stockholder value and because they compensate executives only to the extent that the Company's stockholders receive a return on their investment. Moreover, because options granted to executive officers generally become exercisable over a five-year period and terminate upon or shortly after the termination of the executive's employment with the Company, stock options serve as a means of retaining these executives. In determining the total number of shares of Common Stock to be covered by option grants to executive officers in a given year, the Committee takes into account the number of outstanding shares of Common Stock, the number of shares reserved for issuance under the Company's option plan, recommendations of management concerning option grants to employees below executive level, the Company's projected hiring needs for the coming year and the recent performance of the Company. In making individual stock option grants to executives, the Committee considers the same factors considered in the determination of base salary levels, as well as the stock and option holdings of each executive and the remaining vesting schedule of such executive's options.

SECTION 162(M)

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Tax Code"), certain executive compensation in excess of $1.0 million paid to the CEO and the four most highly-paid executives of the Company other than the CEO will not be deductible by the Company for federal income tax purposes unless the compensation is awarded under a performance-based plan approved by the stockholders of the Company. In general, the Company's stock option plans are structured and administered in a manner intended to comply with the performance-based exception to Section 162(m), thus excluding from the Section 162(m) compensation limitation that income recognized by executives pursuant to stock options. The Committee intends to review periodically the potential effect of Section 162(m) and may in the future decide to structure certain other executive compensation programs so that they comply with the performance-based requirements of Section 162(m).

                                            Compensation Committee
                                            Paul J. Ferri
                                            David C. Mahoney

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Common Stock of the Company between December 30, 1994 and December 31, 1999 with the cumulative total return of (1) the CRSP Total Return Index for the Nasdaq Stock Market (U.S.) (the "Nasdaq Composite Index") and (2) the Standard and Poor's Computer (Software & Services) Index (the "S&P Computer Index"), over the same period. This graph assumes the investment of $100.00 on December 30, 1994 in the Company's Common Stock and assumes any dividends are reinvested.

                                                                                NASDAQ COMPOSITE
                                                      APPLIX, INC.                    INDEX                S&P COMPUTER INDEX
                                                      ------------              ----------------           ------------------
December 30, 1994                                        100.00                      100.00                       100.00
December 29, 1995                                        419.00                      141.00                       141.00
December 31, 1996                                        337.00                      174.00                       218.00
December 31, 1997                                         81.00                      213.00                       304.00
December 31, 1998                                         60.00                      300.00                       551.00
December 31, 1999                                        278.00                      542.00                      1020.00

                    PROPOSAL TO APPROVE AN AMENDMENT TO THE
                           1994 EQUITY INCENTIVE PLAN

     The Company's 1994 Equity Incentive Plan (the "Incentive Plan") currently authorizes awards of restricted stock and grants of incentive and nonstatutory stock options to employees, officers and employee directors of, and consultants and advisors to, the Company and its subsidiaries to purchase up to 3,490,157 shares of the Company's Common Stock. On March 17, 2000, the Board of Directors of the Company adopted, subject to stockholder approval, an amendment (the "Amendment") to the Incentive Plan, providing for an increase from 3,490,157 to 4,490,157 in the number of shares of the Company's Common Stock available for issuance under the Incentive Plan.

     The Board of Directors believes that awards under the Incentive Plan, including stock options, have been and will continue to be an important compensation element in attracting and retaining key employees who are expected to contribute to the Company's growth and success. THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THIS AMENDMENT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

SUMMARY OF THE INCENTIVE PLAN

     The Incentive Plan was adopted by the Company's Board of Directors in April 1994, approved by its stockholders in May 1994 and amended in April 1997, May 1998 and May 1999. The Incentive Plan will terminate in April 2004, unless earlier terminated according to the terms of the Incentive Plan.

     Stock options entitle the optionee to purchase Common Stock from the Company for a specified exercise price during a period specified in the applicable option agreement. Restricted stock awards under the Incentive Plan entitle the recipient to purchase Common Stock from the Company under terms which provide for vesting over a period of time and a right of repurchase in favor of the Company of the unvested portion of the Common Stock subject to the award upon the termination of the recipient's employment or other relationship with the Company. As option grants and stock awards under the Incentive Plan are discretionary, the Company cannot now determine the number of options to be granted or awards to be made to any particular executive officer, executive officers as a group, or non-executive officers and employees as a group. The maximum number of shares with respect to which options or restricted stock awards may be granted to any employee under the Incentive Plan in one calendar year may not exceed 65,000 shares of Common Stock.

     The Incentive Plan is administered by both the Board of Directors and its Compensation Committee, which select the persons to whom restricted stock awards and stock options are granted and determine the number of shares of Common Stock covered by each award or option, its purchase price or exercise price, its vesting schedule and (in the case of stock options) its expiration date.

     As of February 28, 2000, 2,892,502 shares of Common Stock were issuable pursuant to stock options outstanding under the Incentive Plan and 140,008 additional shares remained available for future option grants or restricted stock awards under the Incentive Plan. The outstanding stock options generally become exercisable over a five-year period, are nontransferable, and expire either seven or 10 years after the date of grant (subject to earlier termination in the event of the termination of the optionee's employment with the Company). To date, no restricted stock awards have been made under the Incentive Plan. As of February 28, 2000, 329 employees of the Company were eligible to receive options or restricted stock awards under the Incentive Plan.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the Incentive Plan and with respect to the sale of Common Stock acquired under the Incentive Plan.

INCENTIVE STOCK OPTIONS

     In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option may, however, subject the participant to the alternative minimum tax.

     Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

     If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

     If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss in an amount equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

NONSTATUTORY STOCK OPTIONS

     As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the Exercise Date over the exercise price.

     With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the NSO stock for more than one year prior to the date of the sale.

TAX CONSEQUENCES TO THE COMPANY

     The grant of an award under the Incentive Plan will have no tax consequences to the Company. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the Incentive Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the Incentive Plan, including as a result of the exercise of a nonstatutory stock option or a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Tax Code.

                     PROPOSAL TO APPROVE THE 2000 DIRECTOR
                               STOCK OPTION PLAN

     On December 17, 1999, the Board of Directors adopted, subject to stockholder approval, the Company's 2000 Director Plan. The purpose of the 2000 Director Plan is to encourage ownership of stock of the Company by Directors, whose continued services are essential to the Company's future progress, and to provide them with an incentive to continue as Directors of the Company. The Board of Directors of the Company believes that the 2000 Director Plan will enhance the ability of the Company to attract and retain qualified Directors and will provide further incentive to Directors as a result of their equity interest in the Company. THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE APPROVAL OF THE 2000 DIRECTOR PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

SUMMARY OF PLAN

     A total of up to 50,000 shares of Common Stock may be issued upon the exercise of options granted under the 2000 Director Plan. Any shares subject to options granted pursuant to the 2000 Director Plan which terminate or expire unexercised will be available for future grants under the 2000 Director Plan. Only directors of the Company who are not employees of the Company or any subsidiary ("Outside Directors") will be eligible to receive options under the 2000 Director Plan. The Company currently has three Outside Directors (which number may change in the future). All options granted under the 2000 Director Plan will be non-statutory stock options not entitled to special tax treatment under Section 422 of the Tax Code.

     The 2000 Director Plan provides for the automatic grant of stock options under the following circumstances: (i) an option for 1,500 shares of Common Stock will automatically be granted to each Outside Director upon the approval of the 2000 Director Plan by the stockholders of the Company, (ii) an option for 10,000 shares of Common Stock will automatically be granted to each Outside Director who is initially elected to the Board of Directors after the approval of the 2000 Director Plan by the stockholders of the Company, upon his or her initial election to the Board of Directors (an "Election Grant"); and (iii) on January 1 of each year (beginning January 1, 2001), an option for 4,000 shares of Common Stock will automatically be granted to each Outside Director, provided he or she attended at least 75% of the meetings of the Board of Directors or any committees on which he or she served in the preceding year. The exercise price of each option granted under the 2000 Director Plan will be equal to the fair market value of the Common Stock on the date of grant. Each option will become exercisable (or "vest"), with respect to Election Grants, in two equal annual installments on the first and second anniversary of the date of grant, and with respect to all other options, on the first anniversary of the date of grant, provided in each case that the optionee continues to serve as a director on such date. In the event a "Change in Control Event" (as defined in the 2000 Director
Plan) occurs, all outstanding options will become vested in full. In general, an optionee may exercise his option, to the extent vested, only while he or she is a director of the Company and for up to 90 days thereafter. Unexercised options expire seven years after the date of grant. Options are not transferable or assignable other than upon the death of the optionee or pursuant to a qualified domestic relations order (as defined in the Tax Code). The Board of Directors may suspend, discontinue or amend the 2000 Director Plan.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to options granted under the 2000 Director Plan and with respect to the sale of Common Stock acquired under the 2000 Director Plan.

TAX CONSEQUENCES TO PARTICIPANTS

     A participant will not recognize taxable income upon the grant of an option under the 2000 Director Plan. Nevertheless, a participant generally will recognize ordinary compensation income upon the exercise of the option in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option (the "Option Stock") on the exercise date over the exercise price.

     A participant will have a tax basis for any Option Stock equal to the exercise price plus any income recognized with respect to the option. Upon selling Option Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the Option Stock and the participant's tax basis in the Option Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the Option Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant has held the Option Stock for a shorter period.

TAX CONSEQUENCES TO THE COMPANY

     The grant of an option under the 2000 Director Plan will have no tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 2000 Director Plan.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of PricewaterhouseCoopers LLP as the Company's independent auditors for the current fiscal year. PricewaterhouseCoopers has served as the Company's independent auditors since 1993. Although stockholder approval of the Board of Directors' selection of PricewaterhouseCoopers is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection.

     Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

MATTERS TO BE CONSIDERED AT THE MEETING

     The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SOLICITATION OF PROXIES

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, the Company will reimburse them for their out-of-pocket expenses in this regard.

STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be included in the Company's proxy statement for the 2001 Annual Meeting of Stockholders must be received by the Company at its principal office not later than December 4, 2000.

     Stockholders who wish to make a proposal at the 2001 Annual Meeting -- other than one that will be included in the Company's proxy materials -- must notify the Company no later than February 17, 2001. If a stockholder who wishes to present a proposal fails to notify the Company by this date, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder's proposal if it is properly brought before the meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of copies of reports filed by the directors and executive officers of the Company pursuant to Section 16(a) of the Exchange Act or written representations from certain persons required to file reports under
Section 16(a) of the Exchange Act that no Form 5 filing was required for such person, the Company believes that during 1999 all filings required to be made by its Reporting Persons were timely made in accordance with the requirements of the Exchange Act, except that Mr. Hanover filed a late Report on Form 4 for a transaction that occurred in July 1999.

                                            by Order of the Board of Directors,

                                            Patrick J. Rondeau, Clerk

April 3, 2000

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                  APPLIX, INC.

                  ANNUAL MEETING OF STOCKHOLDERS -- MAY 5, 2000

       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

         The undersigned, having received notice of the Annual Meeting and management's Proxy Statement therefor, and revoking all prior proxies, hereby appoint(s) Edward Terino and Patrick J. Rondeau, and each of them (with full power of substitution), as proxies of the undersigned to attend the Annual Meeting of Stockholders of Applix, Inc. (the "Company") to be held on Friday, May 5, 2000 and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of Common Stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

         Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

         In their discretion, the named Proxies are authorized to vote upon such other matters as may properly come before the meeting, or any adjournment thereof.

1.   To elect the following individuals as Class III Directors:

         David C. Mahoney           FOR  [ ]         WITHHOLD AUTHORITY  [ ]

         Peter Gyenes               FOR  [ ]         WITHHOLD AUTHORITY  [ ]

2.   To approve an amendment to the Company's 1994 Equity Incentive Plan.

         FOR  [ ]                   AGAINST [ ]             ABSTAIN [ ]

3.   To approve the Company's 2000 Director Stock Option Plan.

         FOR  [ ]                   AGAINST [ ]             ABSTAIN [ ]

4. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the current fiscal year.

         FOR  [ ]                   AGAINST[ ]              ABSTAIN [ ]

PROXY                                                                     PROXY

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL SPECIFIED ABOVE, THIS PROXY WILL BE VOTED FOR SUCH ELECTION TO OFFICE OR PROPOSAL.

                                     --------------------------------------
                                     Signature(s)

                                     --------------------------------------
                                     Printed Name(s)

                                     --------------------------------------
                                     Date









         Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.